                                                           EXHIBIT 11

                                  ADTRAN, INC

        WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 1995 AND 1996




                                                 THREE MONTHS ENDED          SIX MONTHS ENDED
                                                      JUNE 30,                   JUNE 30,
                                                 1995          1996          1995         1996
                                                 ----          ----          ----         ----
Weighted average common shares outstanding..  36,746,294    38,649,998    36,543,915    38,472,816
Net weighted average common stock
   options outstanding  under the treasury
   stock method.............................   2,287,530       931,734     2,476,670     1,107,307
                                              ----------    ----------    ----------    ----------
Weighted average common  and common
   equivalent shares  outstanding...........  39,033,824    39,581,732    39,020,585    39,580,123
                                              ==========    ==========    ==========    ==========

Net income..................................  $7,047,505   $10,340,221   $13,122,108   $18,963,609
                                              ==========   ===========   ===========   ===========


Net income per common and common
 equivalent share                             $      .18   $       .26   $      .34    $       .48
                                              ==========   ===========   ==========    ===========


    Note: All share and per share amounts give retroactive effect to the 2-for-1 stock split declared by the board of directors, payable on May 12, 1995, to stockholders of record on April 27, 1995.

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